CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NTN Communications, Inc.:

     We consent to incorporation by reference in the registration statements (No. 333-60814. No. 333-17247, No. 333-12777 and No. 33-95776) on Form S-8 and
in the registration statements (No. 333-105429, No. 333-80143, No. 333-69383,
No. 333-51650, No. 333-40625, No. 333-33078, No. 333-14129, No. 333-03805, No.
333-00501, No. 33-97780, No. 33-77826, No. 33-64417 and No. 33-42350) on Form
S-3 of NTN Communications, Inc. of our report dated October 9, 2003, with respect to the balance sheet of Breakaway International, Inc. as of December 31, 2002 and the related statement of operations, stockholders' equity (deficit), and cash flows for the year then ended, which report appears in the Form 8-K/A of NTN Communications, Inc. dated October 14, 2003.





                                                /s/ KPMG LLP

San Diego, California
October 14, 2003